Exhibit 5.2

[Letterhead of]

C R A V A T H,  S W A I N E  &  M O O R E  L L P
[New York Office]

November 26, 2014

DHT Holdings, Inc.
4.5% Convertible Senior Notes due 2019
Form F-3 Registration Statement

Ladies and Gentlemen:

We have acted as special United States counsel for DHT Holdings, Inc., a Republic of the Marshall Islands corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement (the “Registration Statement”) on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), covering the resale by holders of up to $150,000,000 principal amount of the Company’s 4.5% Convertible Senior Notes due 2019 (the “Notes”) and shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), which may be issued upon conversion of the Notes.  The Notes were issued pursuant to the Base Indenture dated as of September 15, 2014, among the Company and U.S. Bank National Association, as trustee (the “Trustee”)(the “Base Indenture”), as supplemented by the First Supplemental Indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of September 15, 2014.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Indenture, (b) the specimen of the Notes issued pursuant to the Indenture, (c) the Amended and Restated Articles of Incorporation of the Company, (d) the Amended and Restated Bylaws of the Company, and (e) resolutions adopted by the Board of Directors of the Company on September 8, 2014.

Based on the foregoing, we are of opinion as follows:

1.      Assuming the due authorization, execution and delivery of the Indenture by the Company, the Indenture constitutes a valid and legally binding instrument, enforceable against the Company in accordance with its terms (subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We express no opinion herein as to (i) any provision of the Indenture or the Notes that (a) relates to the subject matter jurisdiction of any Federal court of the United States of America, or any Federal appellate court, to adjudicate any controversy related to the Indenture or the Notes, (b) contains a waiver of inconvenient forum or (c) relates to the waiver of rights to jury trial, or (ii) whether a state court outside the State of New York or a Federal court of the United States would give effect to the choice of New York law as provided for in the Indenture or the Notes. We also note that insofar as any provision in the Indenture or the Notes provides for indemnification for liability under securities laws, the enforceability thereof may be limited by public policy considerations.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America.  In particular, we do not purport to pass on any matter governed by the laws of the Republic of the Marshall Islands.

In rendering this opinion, we have assumed, without independent investigation, the correctness of, and take no responsibility for, the opinion dated November 26, 2014, of Reeder & Simpson, P.C., which was filed with the Commission on November 26, 2014 as exhibit 5.1 to the Registration Statement.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We are furnishing this opinion to you, solely for your benefit.  This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

DHT Holdings, Inc.
Clarendon House
2 Church Street
Hamilton HM 11
Bermuda

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